Exhibit T3B.32

BOLAGSORDNING

ARTICLES OF ASSOCIATION

Intrum Sverige AB

(org.nr. / reg. no. 556134-1248)

1.	Företagsnamn / Corporate Name

Bolagets företagsnamn är Intrum Sverige AB.

The company’s corporate name is Intrum Sverige AB.

2.	Säte / Registered Office

Bolagets styrelse ska ha sitt säte i Stockholms kommun.

The company’s registered office shall be situated in the municipality of Stockholm.

3.	Verksamhetsföremål / Object of the Company’s Business

Bolaget har till föremål för sin verksamhet att direkt eller indirekt äga och förvalta andefar, reverser och fordringar, bedriva verksamhet inom företrädesvis tillståndspliktig kreditförvaltning, tillhandahålla faktura-, påminnelse- och inkassotjänster, utföra redovisning, fordringsköp och finansiering, hantera och administrera kreditinformation, administrera och utföra verksamhet inom ekonomi, innovation, förlag, kurser och utbildning, samt bedriva därmed förenlig verksamhet.

The object of the company’s business is to, directly or indirectly, own and manage participations rights, promissory notes and receivables accounts, conduct business within, particularly, licensed credit management, provide invoice- reminder- and collection services, execute accounting, purchase of receivables and financing, manage and administer credit information, administer and carry out business within economy, innovation, publishing, curriculum and education, as well as engage in any other activities compatible therewith.

4.	Aktiekapital / Share Capital

Bolagets aktiekapital ska utgöra lägst 2.000.000 kronor och högst 8.000.000 kronor.

The company’s share capital shall be not less than SEK 2,000,000 and not more than SEK 8,000,000.

5.	Antalet aktier / Number of shares

Antalet aktier i bolaget ska vara lägst 20.000 stycken och högst 80.000 stycken.

The number of shares in the company shall be not less than 20,000 and not more than 80,000.

6.	Styrelse / Board of Directors

Styrelsen ska, till den del den utses av bolagsstämman, bestå av lägst (3) och högst do (10) ledamöter, med högst fem (5) styrelsesuppleanter. Styrelseledamöterna, och i förekommande fall styrelsesuppleanterna, väljs årligen på års-stämma för tiden intill slutet av nästa årsstämma.

The board of directors elected by the shareholders’ meeting shall consist of not less than three (3) members and not more than ten (10) members with not more than five (5) deputy members. The board of directors and any deputy members shall be elected annually at the annual meeting fora term until the close of next annual meeting.

7.	Revisor / Auditor

Lägst en (1) och högst två (2) revisorer samt högst två (2) revisorssuppleanter, utses i förekommande fall på års-stämma för tiden intill slutet av den årsstämma som hålls under fjärde räkenskapsåret efter revisorsvalet. Till revisor samt, i förekommande fall, revisorssuppleant ska utses auktoriserad revisor eller registrerat revisionsbolag.

Not less than one (1) and not more than two (2) auditors and not more than two (2) deputy auditors shall, when applicable, be elected at an annual meeting for a period until the end of the annual meeting held during the fourth financial year following the election. As auditor and, when applicable, deputy auditor, shall an authorised public accountant or a registered public accounting firm be elected.

8.	Kallelse till bolagsstämma / Notice of shareholders’ meeting

Kallelse till bolagsstämma ska utfärdas tidigast sex (6) veckor och senast två (2) veckor före bolagsstämman.

Notice of shareholders’ meetings shall be issued not earlier than six (6) weeks and not later than two (2) weeks prior to the meeting.

Aktieägare ska kallas till bolagsstämma genom brev med posten eller genom digitalt e-postmeddelande såvida finte lag föreskriver annat.

Notice of shareholders shall he issued by letter by oust or by diaital e-mail message unless law determines otherwise.

9.	Ort för bolagsstämma / Place of Shareholders’ Meeting

Bolagsstämma ska hållas.på den ort där styrelsen har sitt säte eller i Nacka kommun eller digitalt. Bolagsstämma får hållas på någon annan ort än de orter som följer av första meningen om extraordinära omständigheter kräve det.

Shareholders’ meeting shall be held where company’s registered office shall be situated or in in the municipality of Nacka c digitally. The shareholders’ meeting may be held in a place other than the places that follow from the first sentence extraordinary circumstances require it.

10.	Ärenden på årsstämma / Business at Annual Shareholders’ Meeting

Vid årsstämma ska följande ärenden förekomma till behandling:

The following matters shall be dealt with at an annual meeting of the shareholders:

1.	Val av ordförande vid stämman;

Election of a chairman for the meeting;

2.	Upprättande och godkännande av röstlängd;

Preparation and approval of the voting list;

3.	Godkännande av dagordning;

Approval of the agenda;

4.	Val av en (1) eller två (2) justeringsmän;

Election of one (1) or two (2) persons to approve the minutes of the meeting;

5.	Prövning av om stämman blivit behörigen sammankallad;

Determination as to whether the meeting was duly convened;

6.	Framläggande av årsredovisningen och revisionsberättelsen samt, i förekommande fall, koncernredovisningen och koncernrevisionsberättelsen;

Presentation of the annual report and the auditor’s report and, where applicable, the consolidated financial statements and the auditor’s report for the group;

7.	Fastställande av resultaträkning och balansräkning samt, i förekommande fall, koncernresultaträkning och koncernbalansräkning;

Adoption of the income statement and balance sheet and, where applicable, the consolidated income statement and consolidated balance sheet;

8.	Beslut om vinst eller förlust enligt den fastställda balansräkningen;

Decision regarding profit or loss in accordance with the adopted balance sheet;

9.	Beslut om ansvarsfrihet för styrelsens ledamöter och, i förekommande fall, verkställande direktör;

Decision regarding discharge of the members of the board of directors and, where applicable, the managing director from liability;

10.	Fastställande av arvoden åt styrelse och, i förekommande fall, revisorer;

Determination of remuneration for members of the board of directors and, where applicable, the auditor(s);

11.	Val av styrelse och, i förekommande fall, revisorer samt eventuella revisorssuppleanter;

Election of the board of directors and, where applicable, the auditors and deputy auditors, if any;

12.	Övriga ärenden som ankommer på stämman enligt aktiebolagsiagen eller bolagsordningen.

Other matters, which according to the Companies Act (2005:551) or the articles of association shall be dealt with at the meeting.

11.	Räkenskapsår / Financial year

Bolagets räkenskapsår ska vara fr.o.m. 1 januari t.o.m. 31 december.

The financial year of the Company shall be as from and including 1st of January until and including 31st of December.

Bolagsordningen är antagen på extra bolagsstämma den 22 Februari 2024.

The articles of association where adopted at extraordinary shareholders’ meeting on 22 February 2024.